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                                                                    EXHIBIT 4(i)

                      SECOND AMENDMENT TO RIGHTS AGREEMENT

     THIS SECOND AMENDMENT to that certain Rights Agreement dated as of June 20, 1996 (the "Rights Agreement"), between Material Sciences Corporation, a Delaware corporation (the "Company"), and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, is dated as of the 30th day of January 2003.

     WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders to change the definitions of "Acquiring Person" and "Distribution Date" set forth in the Rights Agreement, as amended by the First Amendment to Rights Agreement dated as of June 17, 1998 (the "First Amendment" and together with the Rights Agreement, the "Amended Rights Agreement") to increase the threshold amount upon which a beneficial owner of shares of the Company's Common Stock becomes an Acquiring Person and upon which a beneficial owner triggers the Distribution Date under the Rights Agreement;

     WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders that the Amended Rights Agreement be further amended as set forth herein; and

     WHEREAS, Section 27 of the Amended Rights Agreement authorizes the Board of Directors of the Company and the Rights Agent to adopt the proposed amendment without the approval of the holders of the Rights.

     NOW, THEREFORE, in consideration of the recitals (which are deemed to be a part of this Amendment) and agreements contained herein, the parties hereto agree to amend the Amended Rights Agreement as follows:

     1. Section 1(a) of the Amended Rights Agreement is hereby deleted in its entirety and the following provision is inserted in lieu thereof:

          "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, is (or has previously been, at any time after the date of this Agreement, whether or not such Person(s) continues to be) the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding (determined without taking into account any securities exercisable or exchangeable for, or convertible into, Common Stock, other than any such securities beneficially owned by the Acquiring Person and Affiliates and Associates of such Person). However, "Acquiring Person" shall not include any Exempt Person.

          A Person shall not become an "Acquiring Person" solely as a result of
     (i) an acquisition of the shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned

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     by such Person to 20% or more of the shares of Common Stock then outstanding as determined above, or (ii) such Person becoming the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding as determined above solely as a result of an Exempt Event; provided, however, that if a Person becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding as determined above solely by reason of such a share acquisition by the Company or the occurrence of such an Exempt Event and such Person shall, after becoming the Beneficial Owner of such shares of Common Stock, become the Beneficial Owner of any additional shares of Common Stock by any means whatsoever (other than as a result of the subsequent occurrence of an Exempt Event, a stock dividend or a subdivision of the shares of Common Stock into a larger number of shares or a similar transaction), then such Person shall be deemed to be an "Acquiring Person."

     2. Section 1(l) of the Amended Rights Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

          "Distribution Date" shall mean the earlier of (i) the tenth day after the Stock Acquisition Date or (ii) the tenth day after the date (the "Offer Date") of the commencement by any Person (other than an Exempt Person) of, or first public disclosure of an intention to commence by any Person (other than an Exempt Person), a tender offer or exchange offer the consummation of which would result in any Person having beneficial ownership of 20% or more of the then outstanding shares of Common Stock (including any Stock Acquisition Date or Offer Date which is after the date of this Agreement and prior to the issuance of the Rights).

     3. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Amended Rights Agreement.

     4. Except as expressly amended hereby, the Amended Rights Agreement remains in full force and effect.

     5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State.

     6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                                * * * * * * * * *

                                       5

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                                                                    EXHIBIT 4(i)

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

MATERIAL SCIENCES CORPORATION
                                      Attest:
                                      ------
By: /s/ Gerald G. Nadig               By: /s/ James J. Waclawik, Sr.
    --------------------------------      ----------------------------------
Name:  Gerald G. Nadig                Name:  James J. Waclawik, Sr.
Title: Chairman, President and Chief  Title: Vice President, Chief Financial
       Executive Officer                     Officer and Secretary

MELLON INVESTOR SERVICES LLC
(formerly known as CHASEMELLON
SHAREHOLDER SERVICES, L.L.C.)
                                      Attest:
                                      ------

By: /s/ George Drake                  By: /s/ Thomas Blatchford
   ---------------------------------      -----------------------------------
Name:  George Drake                   Name:  Thomas Blatchford
     -------------------------------       ---------------------------------
Its:   Asst. VP                       Its:   Client Service Manager
     -------------------------------       ---------------------------------